September 4, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Amended Form 8-K / A dated July 17, 1998 and signed September 4, 1998 of Harvest Restaurant Group, Inc. and are in agreement with the statements contained in the Item 4(a) therein.


/s/ Akin, Doherty Klein & Feuge, P.C.
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Akin, Doherty Klein & Feuge, P.C.